FOR IMMEDIATE RELEASE
INVESTOR CONTACT:
David Jones
Executive Vice President and
Chief Financial Officer
865-293-5299

MEDIA CONTACT:
Tracy Young
Vice President, Communications
800-818-1498

Team Health Holdings, Inc. Announces Fourth Quarter and Fiscal 2013
Financial Results
2013 Fourth Quarter Highlights

▪	Net revenue increased to $621.8 million; 14.1% over the prior year fourth quarter

▪	Net earnings attributable to Team Health Holdings, Inc. ("Net earnings") were $21.5 million; $32.7 million after adjustments

▪	Diluted net earnings per share of $0.30; Adjusted EPS of $0.46

▪	Adjusted EBITDA increased 14.5% to $61.9 million

▪	2014 net revenue growth guidance of 11% to 12%, which includes the benefit from Medicaid parity, but excludes other potential benefits from healthcare reform

KNOXVILLE, Tenn. - February 11, 2014 - Team Health Holdings, Inc. ("TeamHealth" or the "Company") (NYSE: TMH), one of the largest providers of outsourced physician staffing solutions for hospitals in the United States, today announced results for its fourth quarter and full fiscal year of 2013.
“We are pleased with our financial performance for the fourth quarter of 2013. In a challenging volume environment, we continued to deliver solid growth in net revenue, Adjusted EBITDA, and Adjusted EPS. As a result of our operating focus, for the full year we generated 15.2% top line growth and 10.5% Adjusted EBITDA margin.” said TeamHealth Chief Executive Officer, Greg Roth.
“Our performance in 2013 demonstrates the resiliency of our balanced and integrated approach to achieving our financial goals. Despite the headwind from same contract volume declines, we realized positive contributions from all three elements of our revenue growth profile. For the fourth quarter, acquisitions provided the largest component of our consolidated revenue growth as we saw a benefit from 13 acquisitions that were completed in 2013 and late 2012. Net new contract growth was the second largest contributor over the quarter, driven by strong performance in new contract sales. Finally, same contract revenue contributed to growth during the quarter, driven primarily by contributions from Medicaid parity and an increase in estimated collections per visit. As we move into 2014, we remain well positioned with a solid acquisition pipeline and are poised to benefit from healthcare reform. As such, for 2014 we expect to deliver annual net revenue growth of between 11% and 12%, including the benefit from Medicaid parity, and project Adjusted EBITDA margin for the full year of 2014 to be approximately 10.5%. We expect Medicaid parity to contribute between $26 million and $28 million of revenue for 2014. Our guidance does not include other benefits that we may see from healthcare reform. These benefits include potential increases in average collection rates from an improvement in our payor mix or incremental volume growth from newly insured patients. At this initial stage of the implementation process, we believe it is too early to accurately forecast the number of patients to be converted during the year and the potential benefits to the Company's 2014 financial results from the expansion of healthcare coverage. We anticipate having additional visibility as the enrollment process continues to unfold during 2014 and will provide updates at that time,” concluded Mr. Roth.

Lynn Massingale, M.D., Executive Chairman of TeamHealth, added, "We are pleased with the successful execution of our growth plan in 2013 and we look forward to delivering strong operating and financial performance in 2014. We continued to utilize our national infrastructure and strong physician leadership to drive operational improvements across our growing network of high quality affiliated providers, while making investments in patient safety, risk management, operational efficiency and customer satisfaction. Our priority is to deliver the highest quality of patient care and our proprietary information technology systems and infrastructure investments enable us to accomplish these goals."
2013 Fourth Quarter Results
Net revenue increased 14.1% to $621.8 million from $544.8 million in the fourth quarter of 2012. Acquisitions contributed 9.1%, net sales growth contributed 2.8%, and same contract revenue contributed 2.2% of the increase in quarter-over-quarter growth in net revenue.
Same contract revenue increased $12.2 million, or 2.4%, to $512.6 million from $500.4 million in the fourth quarter of 2012. An increase of 7.6% in estimated collections on fee for service visits provided a 5.2% increase in same contract revenue growth between quarters while a 3.2% decrease in same contract volumes constrained growth by 2.3%. Contract and other revenue constrained same contract revenue growth between quarters by 0.5%. Acquisitions contributed $49.6 million of revenue growth, and net new contract revenue increased by $15.2 million between quarters. The benefit from Medicaid parity revenue recognized in the fourth quarter was $12.9 million, of which $12.2 million is same contract revenue. Medicaid parity contributed 2.4% to both consolidated revenue growth and same contract revenue growth between quarters. Medicaid parity revenue benefited from favorable developments regarding provider eligibility in several key states during the fourth quarter.
Reported net earnings for the quarter were $21.5 million, or $0.30 diluted net earnings per share, compared to net earnings of $14.8 million, or $0.21 diluted net earnings per share, in the fourth quarter of 2012. The financial results for the fourth quarter of 2013 included $5.4 million of contingent purchase and other acquisition compensation expense ($4.1 million after-tax) and non-cash amortization expense of $10.5 million ($7.1 million after tax). Excluding these items, net earnings for the fourth quarter of 2013 would have been $32.7 million and Adjusted EPS would have been $0.46 per share. Financial results for the fourth quarter of 2012 included $10.7 million of contingent purchase and other acquisition compensation expense ($6.6 million after-tax), non-cash amortization expense of $8.3 million ($5.3 million after-tax) and a loss on refinancing of debt of $0.2 million ($0.1 million after-tax). Excluding these items, net earnings for the fourth quarter of 2012 would have been $26.8 million and Adjusted EPS would have been $0.39 per share. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted Earnings Per Share” below for the definition of Adjusted EPS and its reconciliation to net earnings and diluted earnings per share attributable to Team Health Holdings, Inc.
Cash flow provided by operations for the quarter was $39.7 million compared to $48.0 million in the fourth quarter of 2012. There were $28.5 million of contingent purchase payments made in the fourth quarter of 2013 and $13.5 million in 2012. Excluding the impact of these items, operating cash flow in 2013 was $68.3 million compared to $61.4 million, reflecting an increase of $6.9 million between quarters.
Adjusted EBITDA for the quarter increased 14.5% to $61.9 million from $54.1 million in the fourth quarter of 2012, and Adjusted EBITDA margin was 9.9% in both quarters. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings attributable to Team Health Holdings, Inc.
As of December 31, 2013, the Company had cash and cash equivalents of approximately $32.3 million and $250.0 million of available borrowings under its revolving credit facility (without giving effect to $6.1 million of undrawn letters of credit). The Company's total outstanding debt was $501.6 million as of December 31, 2013.
Fiscal 2013 Full Year Results
Net revenue for the twelve months ended December 31, 2013 increased 15.2% to $2.38 billion from $2.07 billion for the same period of 2012. Acquisitions contributed 9.1%, net sales growth contributed 3.3%, and same contract revenue contributed 2.9% of the increase in year-over-year growth in net revenue.

Same contract revenue for the twelve months ended December 31, 2013 increased $59.0 million, or 3.5%, to $1.73 billion from $1.67 billion in the same period a year ago. Increases in estimated collections on fee for service visits of 6.7% provided a 5.0% increase in same contract revenue growth compared to the same period in 2012. Fee for service volume declines constrained growth in same contract revenue by 1.2% as the number of visits decreased 1.6% from the same contract volume reported in the twelve months ended December 31, 2012. Contract and other revenue constrained same contract revenue growth between years by 0.3%. Acquisitions contributed $187.9 million of growth, and net new contract revenue increased by $67.6 million between periods. The benefit from Medicaid parity revenue recognized for fiscal 2013 was $25.9 million, of which $21.2 million is same contract revenue. Medicaid parity revenue contributed 1.3% to both consolidated revenue growth and same contract revenue growth between years.
Reported net earnings were $87.4 million in the twelve months ended December 31, 2013, or $1.24 diluted net earnings per share, compared to net earnings of $63.8 million, or $0.93 diluted net earnings per share, in 2012. The 2013 financial results included $24.0 million ($16.6 million after-tax) of contingent purchase and other acquisition compensation expense and non-cash amortization expense of $37.6 million ($25.0 million after-tax). Excluding these items, net earnings for 2013 would have been $129.0 million and Adjusted EPS would have been $1.83 per share. Financial results for 2012 included $36.9 million ($22.8 million after-tax) of contingent purchase and other acquisition compensation expense, non-cash amortization expense of $29.8 million ($18.9 million after-tax), a loss on refinancing of debt of $0.2 million ($0.1 million after-tax) and an increase in prior year professional liability loss reserves of $5.2 million ($3.1 million after-tax). Excluding these adjustments, net earnings for 2012 would have been $108.7 million and Adjusted EPS would have been $1.59 per share. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted Earnings Per Share” below for the definition of Adjusted EPS and its reconciliation to net earnings and diluted earnings per share.
Cash flow provided by operations for the twelve months ended December 31, 2013 was $154.4 million compared to $71.6 million in 2012. Included in operating cash flows were contingent purchase payments of $29.1 million in 2013 and $31.4 million in 2012. Also included in operating cash flows in 2012 were $37.3 million in premium payments to a commercial insurance carrier in connection with a loss portfolio transfer by the Company's insurance subsidiary.
Excluding the impact of the contingent purchase and loss transfer payments, operating cash flow in 2013 was $183.5 million compared to $140.2 million in 2012, reflecting an increase of $43.3 million between years.
Adjusted EBITDA for the year increased 15.1% to $251.3 million from $218.2 million for the twelve months ended December 31, 2012, and Adjusted EBITDA margin was 10.5% in both 2013 and 2012. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted EBITDA” below for the definitions of

Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings attributable to Team Health Holdings, Inc.
Conference Call
As previously announced, TeamHealth will hold a conference call tomorrow, February 12, 2014, to discuss its fourth quarter and fiscal 2013 results at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 13575146. The replay will be available until February 19, 2014.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.teamhealth.com. The on-line replay will remain available for a limited time beginning immediately following the call.
To learn more about TeamHealth, please visit the company's Web site at www.teamhealth.com. TeamHealth uses its Web site as a channel of distribution for material Company information. Financial and other material information regarding TeamHealth is routinely posted on the Company's Web site and is readily accessible.

About TeamHealth
TeamHealth (Knoxville, Tenn.) (NYSE: TMH) is one of the largest providers of outsourced physician staffing solutions for hospitals in the United States. Through its 19 regional locations and multiple service lines, TeamHealth's approximately 9,700 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, urgent care, and pediatric staffing and management services to approximately 860 civilian and military hospitals, clinics, and physician groups in 46 states.

Forward Looking Statements
Statements and information contained herein that are not historical facts and that reflect the current view of the Company about future events and financial performance are hereby identified as “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions that such “forward looking statements,” including without limitation, those relating to the Company's future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed under the caption “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission. The Company's “forward looking statements” speak only as of the date hereof and the Company disclaims any intent or obligation to update “forward looking statements” herein to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.
Non-GAAP Financial Measures Reconciliations
In this release we refer to Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS which are financial measures that are calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Adjusted EBITDA is defined as net earnings attributable to Team Health Holdings, Inc. before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table under “Adjusted EBITDA” below. Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenue. Adjusted EPS is defined as diluted earnings per share attributable to Team Health Holdings, Inc. excluding non-cash and other adjustments, including the impact of contingent purchase and other acquisition compensation expense and amortization expense relating to purchase accounting for historical acquisitions and the other adjustments shown in the table under “Adjusted Earnings Per Share.” For a reconciliation of each of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measure, we refer you to the tables under “Adjusted EBITDA” and “Adjusted Earnings Per Share,” respectively.

Team Health Holdings, Inc.
Consolidated Balance Sheets

	December 31, 2012	December 31, 2013
	(Unaudited) (In thousands)
Assets
Current assets:
Cash and cash equivalents	$41,240	$32,331
Accounts receivable, less allowance for uncollectibles of $337,049 and $377,644 in 2012 and 2013, respectively	363,779	392,430
Prepaid expenses and other current assets	38,051	35,029
Receivables under insured programs	31,371	22,961
Total current assets	474,441	482,751
Investments of insurance subsidiary	72,315	84,081
Property and equipment, net	49,166	53,434
Other intangibles, net	137,944	173,178
Goodwill	337,600	428,311
Deferred income taxes	40,189	44,546
Receivables under insured programs	47,886	39,532
Other	48,448	55,577
	$1,207,989	$1,361,410
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$25,046	$27,700
Accrued compensation and physician payable	180,127	201,998
Other accrued liabilities	132,115	128,749
Income tax payable	1,082	3,014
Current maturities of long-term debt	16,250	17,969
Deferred income taxes	39,489	39,063
Total current liabilities	394,109	418,493
Long-term debt, less current maturities	501,563	483,594
Other non-current liabilities	186,260	190,842
Shareholders' equity:
Common stock, ($0.01 par value; 100,000 shares authorized, 67,763 and 70,016 shares issued and outstanding at December 31, 2012 and 2013, respectively)	678	700
Additional paid-in capital	587,143	642,633
Accumulated deficit	(464,002)	(376,593)
Accumulated other comprehensive earnings	1,701	447
Team Health Holdings, Inc. shareholders' equity	125,520	267,187
Noncontrolling interest	537	1,294
Total shareholders' equity including noncontrolling interest	126,057	268,481
	$1,207,989	$1,361,410

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Team Health Holdings, Inc.
Consolidated Statements of Comprehensive Earnings

	Three Months Ended December 31,
	2012	2013
	(Unaudited) (In thousands, except per share data)
Net revenues before provision for uncollectibles	$983,210	$1,128,808
Provision for uncollectibles	438,370	507,018
Net revenues	544,840	621,790
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	429,236	488,250
Professional liability costs	14,514	18,985
General and administrative expenses (includes contingent purchase and other acquisition compensation expense of $10,707 and $5,394 in 2012 and 2013, respectively)	60,765	62,295
Other income	(280)	(1,691)
Depreciation	3,883	4,512
Amortization	8,258	10,517
Interest expense, net	4,657	3,547
Loss on refinancing of debt	194	—
Transaction costs	576	2,220
Earnings before income taxes	23,037	33,155
Provision for income taxes	8,221	11,667
Net earnings	14,816	21,488
Net earnings attributable to noncontrolling interest	37	13
Net earnings attributable to Team Health Holdings, Inc.	$14,779	$21,475

Net earnings per share of Team Health Holdings, Inc.
Basic	$0.22	$0.31
Diluted	$0.21	$0.30
Weighted average shares outstanding
Basic	67,352	69,663
Diluted	69,136	71,245

Other comprehensive loss, net of tax:
Net change in fair value of investments, net of tax of $(98) and $(39) for 2012 and 2013, respectively	(183)	(73)
Comprehensive earnings	14,633	21,415
Comprehensive earnings attributable to noncontrolling interest	37	13
Comprehensive earnings attributable to Team Health Holdings, Inc.	$14,596	$21,402

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Team Health Holdings, Inc.
Consolidated Statements of Comprehensive Earnings

	For The Year Ended December 31,
	2012	2013
	(Unaudited) (In thousands, except per share data)
Net revenues before provision for uncollectibles	$3,738,696	$4,313,848
Provision for uncollectibles	1,669,673	1,930,253
Net revenues	2,069,023	2,383,595
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	1,611,884	1,867,817
Professional liability costs	71,556	74,185
General and administrative expenses (includes contingent purchase and other acquisition compensation expense of $36,850 and $23,962 in 2012 and 2013, respectively)	220,799	228,911
Other income	(4,757)	(4,536)
Depreciation	14,495	17,070
Amortization	29,765	37,550
Interest expense, net	16,339	14,910
Loss on refinancing of debt	194	—
Transaction costs	4,368	3,809
Earnings before income taxes	104,380	143,879
Provision for income taxes	40,571	56,313
Net earnings	63,809	87,566
Net earnings attributable to noncontrolling interest	37	157
Net earnings attributable to Team Health Holdings, Inc.	$63,772	$87,409

Net earnings per share of Team Health Holdings, Inc.
Basic	$0.96	$1.27
Diluted	$0.93	$1.24
Weighted average shares outstanding
Basic	66,371	68,988
Diluted	68,277	70,624

Other comprehensive loss, net of tax:
Net change in fair value of investments, net of tax of $(861) and $(676) for 2012 and 2013, respectively	(1,601)	(1,254)
Comprehensive earnings	62,208	86,312
Comprehensive earnings attributable to noncontrolling interest	37	157
Comprehensive earnings attributable to Team Health Holdings, Inc.	$62,171	$86,155

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Team Health Holdings, Inc.
Consolidated Statements of Cash Flows

	Three Months Ended December 31,
	2012	2013
	(Unaudited) (In thousands)
Operating Activities
Net earnings	$14,816	$21,488
Adjustments to reconcile net earnings:
Depreciation	3,883	4,512
Amortization	8,258	10,517
Amortization of deferred financing costs	235	254
Equity based compensation expense	1,955	2,901
Provision for uncollectibles	438,370	507,018
Deferred income taxes	(14,987)	(10,866)
Loss on refinancing of debt	50	—
Equity in joint venture income	944	912
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(429,498)	(509,544)
Prepaids and other assets	(6,699)	1,841
Income tax accounts	4,681	973
Accounts payable	3,459	6,959
Accrued compensation and physician payable	16,186	18,688
Contingent purchase liabilities	4,580	(24,523)
Other accrued liabilities	10,416	3,433
Professional liability reserves	(8,695)	5,160
Net cash provided by operating activities	47,954	39,723
Investing Activities
Purchases of property and equipment	(6,310)	(9,815)
Cash paid for acquisitions, net	(21,108)	(136,708)
Purchases of investments by insurance subsidiary	(20,744)	(18,161)
Proceeds from investments by insurance subsidiary	14,473	13,995
Net cash used in investing activities	(33,689)	(150,689)
Financing Activities
Payments on notes payable	(4,062)	(4,062)
Proceeds from notes payable	134,375	—
Proceeds from revolving credit facility	53,000	—
Payments on revolving credit facility	(176,000)	—
Stock issuance costs	(198)	—
Payments of financing costs	(2,810)	—
Contribution from noncontrolling interest	500	—
Proceeds from the issuance of common stock under stock purchase plans	1,013	1,548
Proceeds from exercise of stock options	7,236	4,137
Tax benefit from exercise of stock options	6,850	9,666
Net cash provided by financing activities	19,904	11,289
Net increase (decrease) in cash and cash equivalents	34,169	(99,677)
Cash and cash equivalents, beginning of period	7,071	132,008
Cash and cash equivalents, end of period	$41,240	$32,331
Supplemental cash flow information:
Interest paid	$4,530	$3,857
Taxes paid	$12,842	$12,310
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Team Health Holdings, Inc.
Consolidated Statements of Cash Flows

	For The Year Ended December 31,
	2012	2013
	(Unaudited) (In thousands)
Operating Activities
Net earnings	$63,809	$87,566
Adjustments to reconcile net earnings:
Depreciation	14,495	17,070
Amortization	29,765	37,550
Amortization of deferred financing costs	831	1,018
Equity based compensation expense	6,777	9,889
Provision for uncollectibles	1,669,673	1,930,253
Deferred income taxes	(10,995)	(10,729)
Loss on refinancing of debt	50	—
(Gain) loss on disposal or sale of equipment	(61)	79
Equity in joint venture income	(1,257)	(1,811)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,707,691)	(1,943,669)
Prepaids and other assets	(12,651)	(2,367)
Income tax accounts	2,520	1,932
Accounts payable	184	2,025
Accrued compensation and physician payable	25,039	20,719
Contingent purchase liabilities	13,353	(10,589)
Other accrued liabilities	(4,698)	(2,341)
Professional liability reserves	(17,585)	17,814
Net cash provided by operating activities	71,558	154,409
Investing Activities
Purchases of property and equipment	(22,005)	(21,378)
Sale of property and equipment	171	125
Cash paid for acquisitions, net	(167,637)	(159,140)
Purchases of investments by insurance subsidiary	(159,657)	(86,773)
Proceeds from investments by insurance subsidiary	179,180	73,077
Other investing activities	(2,000)	—
Net cash used in investing activities	(171,948)	(194,089)
Financing Activities
Payments on notes payable	(11,562)	(16,250)
Proceeds from notes payable	134,375	—
Proceeds from revolving credit facility	736,600	—
Payments on revolving credit facility	(761,600)	—
Stock issuance costs	(1,304)	(519)
Payments of financing costs	(2,829)	(1)
Contribution from noncontrolling interest	500	600
Proceeds from the issuance of common stock under stock purchase plans	2,067	2,991
Proceeds from exercise of stock options	27,871	30,500
Tax benefit from exercise of stock options	7,657	13,450
Net cash provided by financing activities	131,775	30,771
Net increase (decrease) in cash and cash equivalents	31,385	(8,909)
Cash and cash equivalents, beginning of period	9,855	41,240
Cash and cash equivalents, end of period	$41,240	$32,331
Supplemental cash flow information:
Interest paid	$17,372	$15,526
Taxes paid	$43,394	$52,209
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Team Health Holdings, Inc.
Adjusted EBITDA

We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings attributable to Team Health Holdings, Inc. before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table below. We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EBITDA, management recognizes and considers the limitations of this measure. Adjusted EBITDA does not reflect certain cash expenses that we are obligated to make, and although depreciation and amortization are non-cash charges, assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, other companies in our industry may calculate Adjusted EBITDA differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for net earnings, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.
The following table sets forth a reconciliation of net earnings attributable to Team Health Holdings, Inc. to Adjusted EBITDA.

	Three Months Ended December 31,		For The Year Ended December 31,
	2012	2013	2012	2013
	(In thousands)
Net earnings attributable to Team Health Holdings, Inc.	$14,779	$21,475	$63,772	$87,409
Interest expense, net	4,657	3,547	16,339	14,910
Provision for income taxes	8,221	11,667	40,571	56,313
Depreciation	3,883	4,512	14,495	17,070
Amortization	8,258	10,517	29,765	37,550
Other income(a)	(280)	(1,691)	(4,757)	(4,536)
Loss on refinancing of debt(b)	194	—	194	—
Contingent purchase and other acquisition compensation expense(c)	10,707	5,394	36,850	23,962
Transaction costs(d)	576	2,220	4,368	3,809
Equity based compensation expense(e)	1,955	2,901	6,777	9,889
Insurance subsidiary interest income	342	488	1,883	1,795
Professional liability loss reserve adjustments associated with prior years	—	—	5,165	—
Severance and other charges	760	833	2,822	3,097
Adjusted EBITDA	$54,052	$61,863	$218,244	$251,268

(a)	Reflects gain or loss on sale of assets, realized gains on investments, and changes in fair value of investments associated with the Company's non-qualified retirement plan.

(b)	Reflects the write-off of deferred financing costs of $50 from the previous term loan as well as certain fees and expenses associated with the debt refinancing in 2012.

(c)	Reflects expense recognized for historical and estimated future contingent payments and other compensation expense associated with acquisitions.

(d)	Reflects expenses associated with accounting, legal, due diligence and other transaction fees related to acquisition activity.

(e)	Reflects costs related to options and restricted shares granted under the Team Health Holdings, Inc. 2009 Amended and Restated Stock Incentive Plan.

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Team Health Holdings, Inc.
Adjusted Earnings Per Share
(in thousands, except per share data)

We present Adjusted earnings per share attributable to Team Health Holdings, Inc. (“Adjusted EPS”) as a supplemental measure of our performance. We define Adjusted EPS as diluted earnings per share excluding non-cash and other adjustments, including the impact of contingent purchase and other acquisition compensation expense and amortization expense relating to purchase accounting for historical acquisitions. We present Adjusted EPS because we believe that it assists investors in understanding the impact of acquisition-related costs on our earnings per share and comparing our performance across operating periods on a consistent basis and provides additional insight into our core earnings performance. Adjusted EPS is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EPS, management recognizes and considers the limitations of this measure. Adjusted EPS does not reflect certain cash expenses that we are obligated to make, and although contingent purchase compensation expense and amortization expense are non-cash charges in the period reported, such charges reflect historical or future cash payments in conjunction with our acquisition transactions. In addition, other companies in our industry may calculate Adjusted EPS differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EPS should not be considered in isolation or as a substitute for net earnings, operating income, basic and diluted earnings per share, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

The following tables set forth a reconciliation of diluted earnings per share to Adjusted EPS (note that some totals may not add due to rounding).

	Three Months Ended December 31,
	2012		2013
Diluted weighted average shares outstanding	69,136		71,245
Net earnings and diluted net earnings per share attributable to Team Health Holdings, Inc., as reported	$14,779	$0.21	$21,475	$0.30
Adjustments:
Loss on refinancing of debt, net of tax of $(77) for 2012	117	—	—	—
Contingent purchase and other acquisition compensation expense, net of tax of $(4,084) and $(1,286) for 2012 and 2013, respectively	6,623	0.10	4,108	0.06
Amortization expense, net of tax of $(2,995) and $(3,450) for 2012 and 2013, respectively	5,263	0.08	7,067	0.10
Net earnings and diluted earnings per share attributable to Team Health Holdings, Inc., as adjusted	$26,782	$0.39	$32,650	$0.46

	For The Year Ended December 31,
	2012		2013
Diluted weighted average shares outstanding	68,277		70,624
Net earnings and diluted net earnings per share attributable to Team Health Holdings, Inc., as reported	$63,772	0.93	$87,409	1.24
Adjustments:
Professional liability loss reserve adjustments associated with prior years, net of tax of $(2,051) for 2012	3,114	0.05	—	—
Loss on refinancing of debt, net of tax of $(77) for 2012.	117	—	—	—
Contingent purchase and other acquisition compensation expense, net of tax of $(14,043) and $(7,336) for 2012 and 2013, respectively	22,807	0.33	16,626	0.24
Amortization expense, net of tax of $(10,894) and $(12,538) for 2012 and 2013, respectively	18,871	0.28	25,012	0.35
Net earnings and diluted earnings per share attributable to Team Health Holdings, Inc., as adjusted	$108,681	$1.59	$129,047	$1.83
-continued-

Team Health Holdings, Inc.
Revenue Analysis
The components of net revenue include revenue from contracts that have been in effect for prior periods (same contracts) and from net, new and acquired contracts during the periods, as set forth in the table below:

	Three Months Ended December 31,
	2012	2013
	(in thousands)
Same contracts:
Fee for service revenue	$354,157	$368,797
Contract and other revenue	146,272	143,792
Total same contracts	500,429	512,589
New contracts, net of terminations:
Fee for service revenue	26,444	39,476
Contract and other revenue	15,202	17,344
Total new contracts, net of terminations	41,646	56,820
Acquired contracts:
Fee for service revenue	2,604	42,942
Contract and other revenue	161	9,439
Total acquired contracts	2,765	52,381
Consolidated:
Fee for service revenue	383,205	451,215
Contract and other revenue	161,635	170,575
Total net revenue	$544,840	$621,790
The following table reflects the visits and procedures included within fee for service revenues described in the table above:

	Three Months Ended December 31,
	2012	2013
	(in thousands)
Fee for service visits and procedures:
Same contract	2,361	2,285
New and acquired contracts, net of terminations	231	491
Total fee for service visits and procedures	2,592	2,776

-continued-

Team Health Holdings, Inc.
Revenue Analysis

The components of net revenue include revenue from contracts that have been in effect for prior periods (same contracts) and from net, new and acquired contracts during the periods, as set forth in the table below:

	For The Year Ended December 31,
	2012	2013
	(in thousands)
Same contracts:
Fee for service revenue	$1,251,737	$1,314,978
Contract and other revenue	418,767	414,554
Total same contracts	1,670,504	1,729,532
New contracts, net of terminations:
Fee for service revenue	167,168	192,367
Contract and other revenue	124,657	167,089
Total new contracts, net of terminations	291,825	359,456
Acquired contracts:
Fee for service revenue	71,752	200,948
Contract and other revenue	34,942	93,659
Total acquired contracts	106,694	294,607
Consolidated:
Fee for service revenue	1,490,657	1,708,293
Contract and other revenue	578,366	675,302
Total net revenue	$2,069,023	$2,383,595
The following table reflects the visits and procedures included within fee for service revenues described in the table above:

	For The Year Ended December 31,
	2012	2013
	(in thousands)
Fee for service visits and procedures:
Same contract	8,530	8,396
New and acquired contracts, net of terminations	1,723	2,388
Total fee for service visits and procedures	10,253	10,784